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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-46930

                           PROSPECTUS ADDENDUM
                           (TO PROSPECTUS SUPPLEMENT DATED MAY 21, 2001
                           AND PROSPECTUS DATED FEBRUARY 27, 2003)

        UBS AG

        $40,000,000 BULS(SM) DUE APRIL 28, 2003

        The initial offering of these securities took place in April 2001. When we initially offered these securities, we prepared a prospectus supplement dated April 20, 2001. We then updated this prospectus supplement on May 21, 2001. This revised prospectus supplement was attached to a "base" prospectus dated May 17, 2001.

        We have now prepared a new "base" prospectus, dated February 27, 2003. This new base prospectus replaces the base prospectus dated May 17, 2001. However, since the terms of the securities have remained the same, we are continuing to use the prospectus supplement dated May 21, 2001.

        As a result, you should read the attached prospectus supplement, which gives the specific terms of your securities, together with the attached new base prospectus dated February 27, 2003. When you read these documents, please note that:

             - Any references in the prospectus supplement to the base
               prospectus dated May 17, 2001 should be read to refer instead to the attached new base prospectus dated February 27, 2003.

             - Any references to the section "Description of Notes We May
               Offer" in the base prospectus dated May 17, 2001 now refer instead to the section "Description of Debt Securities We May Offer" in the new base prospectus dated February 27, 2003.

             - Any references to the section "Legal Ownership of Notes"
               in the base prospectus dated May 17, 2001 now refer instead to the section "Legal Ownership and Book-Entry Issuance" in the new base prospectus dated February 27, 2003.

        In addition, please disregard the table of contents for the base prospectus dated May 17, 2001 that is provided in the attached prospectus supplement. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

        UBS AG, UBS Warburg LLC and UBS PaineWebber Inc. and other affiliates of UBS AG may use this prospectus addendum, together with the attached prospectus supplement and new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see "Supplemental Plan of Distribution" in the attached prospectus supplement and "Plan of Distribution" in the attached base prospectus.

        UBS WARBURG            UBS PAINEWEBBER INC.
        Prospectus Addendum dated February 27, 2003
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